Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Neogen Corporation 2011 Employee Stock Purchase Plan and the Amended and Restated Neogen Corporation 2007 Stock Option Plan of our reports dated July 30, 2012, with respect to the consolidated financial statements of Neogen Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Neogen Corporation and subsidiaries, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Grand Rapids, Michigan

September 28, 2012